Exhibit 4.1

DESCRIPTION OF SECURITIES

    Redwire Corporation (“we,” “us,” “our,” or the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.0001 per share (“Common Stock”), and warrants, each whole warrant exercisable to purchase one share of Common Stock at an exercise price of $11.50 (the “Warrants”). The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of Company’s securities as well as the Delaware General Corporation Law, as amended (the “DGCL”).

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 10-K to which this Description of Securities is an exhibit.

General
Our authorized capital stock consists of 500,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”).
Common Stock
Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any outstanding series of our Preferred Stock or any class or series of stock having a preference over or the right to participate with our Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on our Common Stock out of the assets of the Company that are legally available for this purpose at such times and in such amounts as our board of directors (our “Board”) in its discretion shall determine.
Voting Rights
Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of Common Stock do not have cumulative voting rights.
Preemptive Rights
Our Common Stock is not be entitled to preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights
The Company’s Common Stock is neither convertible nor redeemable.
Liquidation Rights
Upon our liquidation, the holders of our Common Stock are entitled to receive pro rata the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of our Preferred Stock then outstanding.

Preferred Stock
Our Board may, without further action by our shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our Common Stock. Satisfaction of any dividend preferences of outstanding shares of the Company’s Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of our Preferred Stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our Common Stock. Under certain circumstances, the issuance of shares of our Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board may issue shares of our Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of our Common Stock.
Warrants
Public Warrants
Each whole Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 24, 2021. Pursuant to the warrant agreement, dated November 23, 2020, between Genesis Park Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (as may be amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Warrants will expire on September 2, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise for cash of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a Warrant unless our Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the Warrants.
We may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•if, and only if, the reported last sale price of our Common Stock (or the closing bid price of our Common Stock in the event shares of our Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of our Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) and (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (A) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (B) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then-outstanding public Warrants to make any change that adversely affects the interests of the registered holders of public Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their Warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrants may be exercised only for a whole number of shares of our Common Stock. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the Warrant holder.
Private Placement Warrants
The private placement Warrants are not redeemable by us, so long as they are held by Genesis Park Holdings, Jefferies LLC, AE Red Holdings, LLC, or their respective permitted transferees. Additionally, for so long as the private placement Warrants are held by Jefferies LLC or its designees or affiliates, they may not be exercised after November 27, 2025. Genesis Park Holdings, Jefferies LLC, AE Red Holdings, LLC and their respective permitted transferees have the option to exercise the private placement Warrants on a cashless basis. Except as described below, the private placement Warrants have terms and provisions that are identical to those of the public Warrants. If the private placement Warrants are held by holders other than the Genesis Park Holdings, Jefferies LLC, AE Red Holdings, LLC or their respective permitted transferees, the private placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in Genesis Park Acquisition Corp.’s initial public offering.
If holders of the private placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) of the shares of our Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the Genesis Park Holdings, Jefferies LLC, AE Red Holdings, LLC s or their respective permitted transferees is because, in the case of Genesis Park Holdings and its permitted transferees, it is not known at this time whether they will be affiliated with Us following an initial business combination and, in the case of Genesis Park Holdings, AE Red Holdings, LLC and their respective permitted transferees, the Sponsor, Jefferies and Holdings agreed that the private placement Warrants purchased by Jefferies and issued to Holdings in connection with the closing of the Merger would have the same terms as the private placement Warrants purchased by the Sponsor. If the Sponsor or Holdings or any of their respective permitted transferees is affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect that we will have policies in place that prohibit insiders from selling our securities, except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material nonpublic information. Accordingly, unlike public shareholders who could exercise their warrants and sell our Common Stock issuable upon such exercise freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise required by law, the rules of any stock exchange upon which our securities are listed or provided by the Certificate of Incorporation or Bylaws; provided, however, that where a separate vote by a class or series or classes or series is required, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of Our issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the shareholders, the chairperson of the meeting or shareholders holding a majority in voting power of the shares of our stock, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws
Our Certificate of Incorporation, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that may result in a premium over the prevailing market price for the shares of Common Stock held by shareholders.
These provisions include:

•Classified Board: Our Certificate of Incorporation provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our Board. Our Certificate of Incorporation also provides that, subject to any rights of holders of our Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board.
•Shareholder Action by Written Consent: Our Certificate of Incorporation will preclude shareholder action by written consent at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors.
•Special Meetings of Shareholders: Our Certificate of Incorporation and Bylaws provides that, except as required by law, special meetings of our shareholders may be called at any time only by or at the direction of our Board or the chairman of our Board. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
•Advance Notice Procedures: Our Bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our Board. Shareholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Us.
•Removal of Directors; Vacancies: Our Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class. In addition, our Certificate of Incorporation provides that, subject to the rights of any holders of our Common Stock under the Investor Rights Agreement and the rights granted to one or more series of our Preferred Stock then outstanding, at any time when AE Red Holdings, LLC and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of our stock, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.
•Supermajority Approval Requirements: Our Certificate of Incorporation and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our Certificate of Incorporation. The Bylaws may be amended or repealed, and new bylaws may be adopted, by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the then-outstanding shares of stock entitled to vote on such amendment, repeal or adoption, voting together as a single class; provided, however, that if the our Board recommends that shareholders approve such amendment or repeal at such meeting of shareholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class. At any time when AE Red Holdings, LLC and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our Certificate of Incorporation provides that at any time when Holdings and its permitted transferees beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% (as opposed to a majority threshold that would apply if Holdings and its permitted transferees beneficially own, in the aggregate, 50% or more) in voting power of all the then- outstanding shares of our stock entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2⁄3% supermajority vote for shareholders to amend our Bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);
•the provisions regarding resignation and removal of directors;
•the provisions regarding entering into business combinations with interested shareholders;
•the provisions regarding shareholder action by written consent;
•the provisions regarding calling special meetings of shareholders;
•the provisions regarding filling vacancies on our Board and newly created directorships;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•the provision requiring exclusive forum in Delaware; and
•the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.
The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

Authorized but Unissued Shares
Our authorized but unissued shares of our Common Stock and our Preferred Stock will be available for future issuance without shareholder approval, subject to stock exchange rules, at the discretion of our Board. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued Common Stock or Preferred Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our shareholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Shareholders’ Derivative Actions
Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in Our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, a state court within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on Our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of Our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Our Bylaws, (4) any other action asserting a claim against us or any director or officer of the Company that is governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided that for the avoidance of doubt, the forum selection provision that identifies a state court within the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.
Listing
Our Common Stock and Warrants are listed on NYSE are under the symbols “RDW” and “RDW.WS”, respectively.